Exhibit 10.18.1

                  AMENDED AND RESTATED JOINT VENTURE AGREEMENT

     THIS AGREEMENT is made on this 3rd day of December, 2001 by and between:

     a. HUA KEE COMPANY LIMITED, a limited company organized and existing under the laws of the Kingdom of Thailand, with its registered office located at 107-109 Suapa Road, Kwaeng Pomprab, Khet Pomprabsattrupai, Bangkok, Thailand ("HK");

     b. FOAMEX ASIA, INC., a corporation organized and existing under the laws of the State of Delaware, U.S.A., with its principal office and place of business at 1000 Columbia Avenue, Linwood, Pennsylvania 19061, U.S.A. ("FAI"); and

     c. The Other Shareholders listed on Schedule 1 attached hereto (the "Other Shareholders").

     WHEREAS:

     A. The parties formed a private limited company incorporated in the Kingdom of Thailand on June 5, 1997, Foamex Asia Co., Ltd. ("FAC").

     B. The parties entered into a Joint Venture Agreement, dated July 8, 1997 (the "Original Agreement"), to govern the business of FAC and subsequently entered into an Amendment to the Original Agreement, dated July 15, 1998 (the "Amendment").

     C. The parties have agreed to amend and restate the Original Agreement as set forth below to reflect the Amendment and subsequent changes in their relations as shareholders in FAC. As a result of the execution of this Agreement, the Amendment and the Loan Agreement (as hereinafter defined, including the Option Agreement attached as Annex D thereto) shall cease to be of any further force and effect.

     D. The Other Shareholders are Shareholders of the Company and members of the HK Group.


                  NOW, THEREFORE, IT IS AGREED as follows:

     1. Interpretation.

          1.1 Definitions. In this Agreement the following terms shall, unless the context otherwise requires, have the following meanings:

     "Asia" means Thailand, Brunai, China, Taiwan, Korea, Philippines, Malaysia, Vietnam, Myanmar, Indonesia, Laos, Cambodia and Singapore.

     "Board" means the board of directors of FAC;

     "Competing Business" means a company which imports, exports, sells, markets, trades, manufactures or otherwise deals with polymer foams that are manufactured by FAC in any country in Asia in which FAC markets its products other than a country in which, as of July 8, 1997, either of the parties directly or indirectly holds shares in a company which engages in similar activities; provided, however, that the automotive, furniture and bedding polymer foam businesses shall not constitute a Competing Business.

     "Completion" means November 30, 2001;

     "control" means the ownership, direct or indirect, of more than fifty percent (50%) of the issued and outstanding voting capital shares of a company;

     "FAC" means the limited company, Foamex Asia Co., Ltd., with its registered address at 20th Floor, Sathorn City Tower, 175 South Sathorn Road, Tungmahamek, Sathorn, Bangkok, 10120, Thailand, which has been incorporated and shall be used by the parties pursuant to the terms of this Agreement;

     "FAI Group" means FAI and any company or individual which controls, is under common control with, or is controlled by FAI;

     "FAI Equity Note" means the promissory note in the principal amount of $1.35 million executed by FAI in favor of HK as set out in Annex 4 hereto;

     "FAI Note" means the promissory note in the principal amount of $4.2 million executed by FAC in favor of FAI as set out in Annex 5 hereto;

     "FI" means Foamex International Inc., a Delaware corporation;

     "Foamex L.P." means Foamex L.P., a Delaware limited partnership;

     "Group A Director" means a director of FAC nominated by HK pursuant to clause 4.1;

     "Group B Director" means a director of FAC nominated by FAI pursuant to clause 4.1;

     "Group A Shares" means ordinary shares of FAC held by HK;

     "Group B Shares" means ordinary shares of FAC held by FAI;

     "HK Group" means HK, the Other Shareholders and any company or individual which controls, is under common control with, or is controlled by HK;

     "HK Note" means the promissory note in the principal amount of $1.8 million executed by FAC in favor of HK (as assignee of FAI) as set out in Annex 6 hereto;

     "Loan Agreement" means the term sheet by and among FAI, HK and FAC as set out in Annex 3 hereto.

     "Memorandum and Articles" means the Memorandum of Association and Articles of Association, respectively, of FAC as set out in Annex 1A and Annex 2A, respectively; and

     "Notes" means the FAI Equity Note, the FAI Note and the HK Note, collectively.

     "Parties" means FAI and HK.

     "Technology License Agreement" means the form of Technology License Agreement, between Foamex L.P. and FAC attached hereto as Annex 7 together with the form of Trademark License Agreement between Foamex L.P. and FAC attached hereto as Annex 8.

          1.2 Headings. Headings are inserted for convenience only and shall not affect the construction of this Agreement.

     2. Corporate Existence.

          2.1 Structure. On or prior to the date of execution of this Agreement, the following events have taken place:

               (a) there shall have been obtained or effected each of the consents, amendments, approvals and notifications identified in Section 3.3(i),
(ii) and (iii) of the Share Purchase Agreement (as hereinafter defined) which, in the opinion of Thai counsel, are required to be obtained prior to FAI being able to lawfully purchase the Subject Shares (as hereinafter defined);

               (b) pursuant to the Loan Agreement whereby FAC has remitted the payment for the outstanding loan made in the amount of Baht 36,366,340 plus accrued interest on the loan, net of Thai tax withholding, i.e., Baht 14,955,034 less withholding tax of Baht 2,243,255, plus subsequent advances to FAC made by FAI of US$415,615.43 (which for purposes hereunder is calculated at the exchange rate of Baht 44.70=US$1.00, being Baht 18,578,010) to FAI and FAI thereupon has remitted, or caused to be remitted, payment for the 5,091,288 Group B Shares to FAC of Baht 50,912,880 at Baht 10 par value per share, plus premium of Baht 18,986,504;

               (c) FAC has executed and delivered to FAI the HK Note and the FAI Note;

               (d) FAI and HK have entered into the Share Purchase Agreement, dated September 7, 2001, (the "Share Purchase Agreement"), pursuant to which FAI shall purchase from HK 2,205,000 Group A Shares (the "Subject Shares"), which shall be converted into 2,205,000 Group B Shares in exchange for (i) the assignment of the HK Note, (ii) delivery of the FAI Equity Note and (iii) certain contingency payments set forth in the Share Purchase Agreement;

               (e) Advances made to FAC and guaranteed by HK in the aggregate amount of Baht 15,000,000 and any FAI Advances in excess of $6.0 million shall have been paid in cash by FAC to HK or its designee and FAI, respectively;

               (f) the Articles of Association as set out in Annex 2A have been amended as set out in Annex 2B by passing a special resolution at two (2) successive shareholders meetings in accordance with Thai law; and

               (g) the Technology License Agreement has been executed.

          2.2 Name. Subject to the provisions of the Technology License Agreement, the name of FAC shall be "Foamex Asia Co., Ltd."

     3. Capital; Further Finance.

          3.1 Share Capital. FAC shall, in accordance with and following completion of the events and transactions referred to in clause 2 and the subscription by FAI of 5,091,288 newly issued shares of FAC, having a total par value of Baht 50,912,880 newly issued shares of FAC (Baht 10 per share) with a premium payable on said newly issued shares of Baht 18,986,504, have registered and issued, and paid up, share capital of Baht 105,000,000, consisting of a total of 10,500,000 shares, Baht 10 par value per share, with 3,150,000 Group A Shares owned by HK and the Other Shareholders, and 7,350,000 Group B Shares owned by FAI.

          3.2 Increase in Share Capital. The share capital of FAC may from time to time be increased by the issuance of ordinary shares by such sum as the parties shall mutually agree but so that such increased share capital shall be held in the proportions of 30% by HK (or other members of the HK Group), being Group A Shares and 70% by FAI (or other member of the FAI Group), being Group B Shares.

          3.3 Further Finance.

               (a) If, after the date of this Agreement, FAC shall in the opinion of the Board require further finance, FAC shall first approach its own bankers. The parties shall not be obliged to provide guarantees for FAC's liabilities in respect of such finance.

               (b) If finance cannot be obtained from FAC's own bankers, neither party shall be obliged to provide any such further finance to FAC.

          3.4 Party Ceasing as Shareholder. Upon either party ceasing to be a shareholder in FAC, the other party shall cause any further finance provided by that party under clause 3.3 to be repaid to it and that it shall be relieved of its obligations under any guarantees provided under clause 3.3 (provided that, notwithstanding the termination of this Agreement, a party ceasing to be a shareholder shall remain liable under any such guarantees for any claims arising in respect of any default by FAC or the subsidiary in question occurring during the period during which that party was a shareholder in FAC).

     4. Directors and Management.

          4.1 Board of Directors. The business and affairs of FAC shall (subject to the Reserved Shareholder Matters set out in clause 5) be managed by the Board of FAC. The board shall consist of six (6) persons of which:

               (a) HK shall be entitled to nominate three (3) directors (the "Group A Nominees" and, after election, the "Group A Directors") (and, at the request of HK, the shareholders shall remove any directors so nominated from office and to nominate another in the place of any director so removed);

               (b) FAI shall be entitled to nominate three (3) directors (the "Group B Nominees" and, after election, the "Group B Directors") (and, at the request of FAI, the shareholders shall remove any director so nominated from office and to nominate another in the place of any director so removed);

               (c) the Board shall consist, at all times, of an equal number of Group A Directors and Group B Directors;

               (d) Accordingly, if the number of directors is increased or decreased, it shall be done in pairs, one (1) director being a Group A Director and the other director being a Group B Director.

               (e) each of HK and FAI agree to vote their shares in favor of the Group A Nominees and the Group B Nominees.

               (f) the initial Group A Directors, effective as soon as practicable after the date hereof, shall be Dr. Pichit Nithivasin (Chairman), Mr. Stephen Scibelli and Mr. Pichai and the initial Group B Directors, effective as soon as practicable after the date hereof, shall be Mr. John Tunney (Vice Chairman), Mr. Robert Hay and Mr. John Televantos.

          4.2 Appointments and Removals. Every nomination and request for removal by FAI or HK of a director pursuant to its entitlement shall be notified in writing to the other party. FAI and HK shall each use their respective votes in FAC to ensure that the Board of FAC is constituted by persons appointed in the manner set out in this Agreement.

          4.3 Meetings. The Board shall hold at least three regular meetings per year, two in Thailand and one in New York City.

          4.4 Quorum. The quorum for the transaction of business at any meeting of the Board shall be at least two (2) Group A Directors (or his proxy) and at least two (2) Group B Directors (or his proxy) present in person or by telephone at the time when the relevant business is transacted.

          4.5 Voting. At any meeting of the Board, each Director shall be entitled to one (1) vote. Any director who is absent from any meeting may nominate (and confirm in writing) any other director to act as his proxy and to vote in place at the meeting.

          4.6 Notice and Agenda. At least thirty (30) days written notice shall be given to each of the members of the Board of any meeting of the Board, provided always that a shorter period of notice may be given with the written approval of at least two (2) Group A Directors and at least two (2) Group B Directors. Any such notice shall contain, inter alia, an agenda identifying in reasonable detail the matters to be discussed at the meeting and shall be accompanied by copies of any relevant papers to be discussed at the meeting.

          4.7 Decisions of Board.

               (a) FAI, HK and the Other Shareholders agree to accept as binding upon them any decision affecting FAC, and/or the relationship of FAC with FAI or HK (as the case may be), duly taken by the Board of FAC in which a majority of the FAI and HK nominated directors (or their alternates) have concurred except that the Reserved Shareholder Matters covered by clause 5 shall require the prior approval of the parties in accordance with clause 5.3.

               (b) In the event of a deadlock among the directors of the Board regarding any proposed capital expenditure by FAC, Mr. Marshall Cogan, for so long as he is the Chairman of FI, shall be consulted and his decision regarding such proposed expenditure shall be the determination of the entire Board and, if such matter is also a Reserved Shareholder Matter, both HK and FAI shall vote their shares in accordance with such decision.

          4.8 Chairman, President and Chief Executive Officer ("CEO"). The parties confirm that as of the date hereof the Chairman of FAC is Dr. Pichit Nithivasin and the President and CEO of FAC is Mr. Stephen P. Scibelli, Jr. The Chairman and CEO shall be under the direction of the Board. The Chairman shall have responsibility for FAC's conformity with Thai governmental policies and procedures, financial accounting and reporting, and domestic Thai banking relationships. The CEO shall have responsibility for the day to day management of the operations, other financial matters and property of FAC. The CEO shall have sole authority in matters relating to operations, sales, marketing, customer relations and technology. Matters relating to senior staff such as hiring, disengaging and remuneration shall be approved by the Chairman and CEO.

          4.9 Authorization to Bind FAC. The individual signature of either Mr. Stephen Scibelli, President and CEO or Dr. Pichit Nithivasin, Chairman, is authorized to bind FAC. For any juristic act in excess of Baht 5,000,000, the prior approval of two (2) of the Group A Directors together with the written approval of two (2) of the Group B Directors shall be required.

          4.10 Budget. The management of FAC shall present to the Board for approval an operating budget (together with a supporting business plan) and a capital budget no later than the first week of December of each year for the succeeding year in such form as may be reasonably requested by the Board.

     5. Reserved Shareholder Matters.

          5.1 Matters Requiring Approval of the Parties. The following matters ("Reserved Shareholder Matters") shall require the prior approval of FAI and HK:

               (a) any sale of the whole or any substantial part of FAC;

               (b) any borrowing by FAC in excess of the Baht equivalent of US$100,000 (or such other limit as the parties shall from time to time agree);

               (c) approval of the annual budget and operating plan of FAC;

               (d) any expansion of the marketing territory of FAC beyond Asia;

               (e) any repayment by FAC of any loan prior to its maturity;

               (f) the formation of any subsidiary of FAC;

               (g) the purchase by FAC of the shares or other securities, stock or debentures of any other company;

               (h) the appointment (and removal) and the amendment of the terms of reference of the Chairman or CEO;

               (i) the appointment (and removal) of the auditors of FAC; provided, however, that, upon FAI's request, such auditors shall be the same independent firm of certified public accountants (registered auditors) of internationally recognized standing as retained by FI to audit its financial statements;

               (j) the entry into of any contract or commitment by FAC having a value or likely to involve expenditure by FAC in excess of the Baht equivalent of US$100,000 (or such other limit as the parties shall from time to time agree), provided, however, that FAI and HK agree to vote their shares in favor of any action proposed by the Board pursuant to Section 4.7(b); and

               (k) any change in the number of directors authorized to bind FAC.

          5.2 Shareholder Resolutions.

               (a) The parties acknowledge that under the Civil and Commercial Code of Thailand, the following matters require a resolution that has been passed at a general meeting of the shareholders by a vote of at least seventy-five percent (75%) of all shares outstanding:

                    (i) Investment in any other company or joint venture, exceeding Baht 5,000,000.

                    (ii) Borrowing money, or guaranteeing liabilities in any amount exceeding the paid-in capital of the Company.

                    (iii) Transfer of any assets of the Company except in the normal course of Business.

               (b) The parties acknowledge that under the Civil and Commercial Code of Thailand, the following matters require a special resolution of the shareholders of FAC, which includes, inter alia, the requirement that the resolution has been passed by seventy-five percent (75%) of the votes cast at a general shareholders meeting, and sixty-six and two-thirds percent (66 2/3%) of the votes at a subsequent general meeting:

                    (i) amendment of the Memorandum or Articles;

                    (ii) increase or reduction of FAC's registered share capital;

                    (iii) allotting new shares as fully or party paid-up otherwise than in money;

                    (iv) amalgamation of FAC with another company; and

                    (v) dissolution or liquidation of FAC.

          5.3 Method of Approval.

               (a) Shareholders or their representatives representing at least seventy-five percent (75%) of the Company's shares shall constitute a quorum for all general meetings of the shareholders.

               (b) Each Shareholder shall have one vote for each share of which he is the holder.

               (c) Approval for the purposes of clause 5.1 may be given by FAI and HK either in writing or by unanimous resolution at a general meeting of the shareholders of FAC or by written resolution.

     6. Transfer Of Shares.

          6.1 Transfer Notice. Each party hereby undertakes that, if at any time any member of its Group shall desire to sell or otherwise dispose of any of its shares in FAC other than to another member of the HK Group or another member of the FAI Group, as the case may be, then:

               (a) the relevant party (the "Selling Party") shall give notice in writing to the other party (the "Continuing Party") of such desire and of its proposed price (in this clause referred to as a "Transfer Notice");

               (b) within thirty (30) days after receipt of the Transfer Notice, the Continuing Party shall have the right by notice in writing (a "Purchase Notice") to inform the Selling Party that it wishes to purchase the shares included in the Transfer Notice (the "Sale Shares") at such price as may be specified in the Transfer Notice;

               (c) if the Continuing Party so serves a Purchase Notice, the sale and purchase of the Sale Shares shall be completed accordingly; if not, neither the Selling Party nor any other member of its Group shall thereafter be entitled to sell the Sale Shares but shall be entitled to request an independent, internationally recognized banker or other expert customarily engaged in company valuation mutually agreed upon by HK and FAI (acting as experts and not as arbitrators) to determine the price (herein called the "Fair Price") representing in their opinion a fair selling value of the Sale Shares as between a willing buyer and a willing seller, provided, however, that if HK and FAI cannot agree upon the party to determine the Fair Price, each of HK and FAI shall select an otherwise qualified party and the two parties selected shall select a third party which party shall determine the Fair Price.

               (d) upon the Fair Price being so determined, the Selling Party may give to the Continuing Party a further notice in writing (herein called a "Second Transfer Notice") offering to sell the Sale Shares at the Fair Price;

               (e) if the Continuing Party serves notice within thirty (30) days of receipt of the Second Transfer Notice accepting such offer, the sale and purchase of the Sale Shares shall be completed accordingly; if not, the Selling Party or any other member of its Group shall thereafter be entitled to sell the Sale shares at not less than the Fair Price to a third party purchaser (approved by the Continuing Party in writing but such approval shall not be unreasonably withheld) and who shall thereupon be regarded for purposes of this Agreement as a member of the same Group as the Selling Party) within a period of sixty (60) days but not otherwise; and

               (f) if any party is prevented or prohibited from acquiring any shares because of any legal requirement, that party shall have the right to nominate either (i) another person(s) from that party's Group, who is not prohibited from purchasing such shares to acquire such shares, and such shares shall be sold to such person(s) or (ii) a person(s) who is not a member of a party's Group, in which case, the other party shall have no right to approve or object to any such person unless the other party has demonstrated that a commercial or other conflict would arise were such person to be allowed to acquire such shares.

          6.2 Transfers to Members of its Group.

               (a) Each party shall have the right, upon thirty (30) days advance written notice to the other party, to transfer all or part of its shares to one or more members of its Group, provided that the other party has no reasonable objection to the transfer.

               (b) The member of the FAI Group, or member of the HK Group, as the case may be, shall, in writing, agree to re-transfer such shares to the transferring party without further action on the date on which the transferee ceases to be a member of that Group.

               (c) The parties intend that all transfers within Groups and to parties outside Groups be done in a manner which will preserve the foreign vs. Thai shareholding structure.

          6.3 No Dealings in Beneficial Interest. Neither FAI nor HK (nor any member of its respective Group) shall deal or attempt to deal with the beneficial interest in any share of FAC except by transfer of its shareholding permitted in accordance with this clause 6 or the transfer of shares (or interests therein) by FAI to Stephen Scibelli or John Tunney or as permitted by paragraph 7 of the Articles of Association.

          6.4 Undertaking by Transferee. No transfer of shares of FAC shall be registered or become effective unless the transferee shall first have entered into an agreement undertaking to be bound by this Agreement (including this clause 6) to the same extent as the transferor would have been bound had the transfer not been effected.

          6.5 Minimum Period. Neither party (nor any member of the HK Group or any member of the FAI Group, as the case may be) shall be entitled to serve a Transfer Notice under clause 6.1 prior to five (5) years from Completion.

          6.6 Shareholder Ceasing to be a Member of the Group. Each of FAI and HK respectively undertakes to procure that, if any member of its Group holding shares in FAC ceases at any time to be a member of that party, that member shall, prior to so ceasing, have transferred all its shares in FAC held by it at the time in question to the relevant party (or another member of its Group).

     7. Confidentiality.

          7.1 Confidentiality. Each of the parties at all times shall use all reasonable endeavors to keep confidential (and to ensure that its employees and agents shall keep confidential) any confidential information which it may acquire in relation to FAC and its subsidiaries, if any, or in relation to the clients, business or affairs of the other party (or any member of its respective Group) and shall not use or disclose such information except with the consent of the other party or, in the case of information relating to FAC or one of its subsidiaries, if any, in the ordinary course of advancing the business of FAC. The restriction in this clause 7.1 shall not apply to any information:

               (a) which is publicly available or becomes publicly available through no act of the first mentioned party;

               (b) which was in the possession of that party prior to its disclosure;

               (c) which is disclosed to that party by a third party which did not acquire the information under an obligation of confidentiality;

               (d) which is independently acquired by that party as the result of work carried out by an employee to whom no disclosure of such information had been made; or

               (e) which is disclosed in accordance with the requirements of law, any stock exchange regulation or any binding judgment, order or requirement of any court or other competent authority.

          7.2 Employees, Agents, etc. Each party shall use all of its respective powers to procure (so far as it is able) that FAC and its subsidiaries, if any, shall use all reasonable endeavors to ensure that the officers, employees and agents of each of them shall observe a similar obligation of confidence in favor of the parties to this Agreement.

          7.3 Survival After Termination. The provisions of this clause 7 shall survive any termination of this Agreement.

     8. Restrictions On The Parties. Neither FAI nor HK nor any member of its respective Group (other than FAC) shall (either solely or jointly with any other person, firm or company and whether directly or indirectly) carry on or be engaged in or interested (except as the holder for investment of securities dealt in on a stock exchange and not exceeding five percent (5%) in nominal value of the securities of any class) in any Competing Business during the period of this Agreement; provided, however, that the foregoing shall not restrict any member of the FAI Group from selling polyurethane foam and related products to any customer (a) located outside of Asia, (b) not in competition with FAC in a specific application market in Asia as of September 1, 2001 or (c) that FAC is unwilling or unable to supply provided that it has a reasonable opportunity to do so.

     9. Supremacy of This Agreement.

               (a) FAI and HK shall each use their respective votes in FAC and make reasonable efforts (i) to ensure that this Agreement is duly performed and
(ii) to ensure that the provisions of the Memorandum and Articles are not infringed (save that, in the event of any conflict between this Agreement and the Memorandum and the Articles, this Agreement shall prevail as between the parties).

               (b) FAI and HK shall cause their nominated directors on the Board to vote at Board meetings and shall also exercise or cause to be exercised their voting rights with respect to the shares at general meetings of the shareholders to effect the matters provided for under this Agreement concerning directors and also to implement all the rights and obligations of the parties and FAC under this Agreement.

     10. Costs. Costs of FAI and HK incurred as of 1 February 1997 in connection with the establishment of FAC and the costs of the incorporation of FAC shall be borne and paid by FAC. FAC shall reimburse FAI or HK, as the case may be, who, after having obtained the prior written approval of the other party, being FAI or HK, as the case may be, has advanced, or incurred, costs for the incorporation of FAC. All other costs of each party as from 1 February 1997 shall be solely for the account of that party except that FAC shall pay all reasonable legal fees and expenses incurred by HK and Stephen Scibelli in connection with this Agreement.

     11. No Partnership or Agency. Nothing in this Agreement shall be deemed to constitute a partnership between the parties or constitute any party the agent of the other parties for any purpose or entitle any party to commit or bind any other party (or any member of its respective Group) in any manner.

     12. Entire Agreement. This Agreement, together with that certain letter agreement of even date herewith among FAI, HK, FAC, FI and Foamex L.P., sets out the entire agreement and understanding between the parties and shall supersede all previous communications, either oral or written, between the parties with respect to the subject matter hereof including the Memorandum of Understanding, dated June 20, 2001, between FAI and HK.

     13. Amendments. This Agreement may be amended only by an instrument in writing signed by or on behalf of each of the parties. No amendment to this Agreement which is purported to have been made verbally shall be valid.

     14. Mutual Consultation And Goodwill. The parties confirm their intention to promote the best interests of FAC and to consult fully on all matters materially affecting the development of the business of FAC. Each party shall act in good faith towards the other party in order to promote the success of FAC.

     15. Notices. Any notice pursuant to this Agreement shall be in writing signed by (or by some person duly authorized by) the person giving it and shall be deemed effectively served when delivered personally or when sent, if given by facsimile transmission (which is confirmed by registered mail notice on the same or next business day as the facsimile transmission) or if sent by registered post (airmail if the recipient is in a country other than the place of remitting the notice) ten (10) days after having been deposited in the mail with sufficient postage affixed to the address of the other party as follows (or to such other address as shall have been duly notified in accordance with this clause).

                                    if to HK or the Other Shareholders:

                                    Hua Kee Company Limited
                                    c/o Polymers Marketing Co., Ltd.
                                    20th Floor, Sathorn City Tower
                                    175 South Sathorn Road
                                    Bangkok, Thailand 10120
                                    Fax:  (662) 679-6311
                                    Attention:  Dr. Pichit Nithivasin

                                    if to FAI:

                                    Foamex Asia, Inc.
                                    1000 Columbia Avenue
                                    Linwood, Pennsylvania 19061
                                    U.S.A.
                                    Fax:  1 610 859-3085
                                    Attention:  Chief Financial Officer

                                    with copies to:

                                    Foamex International Inc.
                                    1000 Columbia Avenue
                                    Linwood, Pennsylvania 19061
                                    U.S.A.
                                    Fax:  1 610 859-3085
                                    Attention:  General Counsel

     16. Invalidity. If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The parties shall negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as near as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

     17. Assignment. None of the parties (nor any member of its respective Group) shall be entitled to assign this Agreement or any of its rights or obligations hereunder except to a transferee of that party's shares in FAC in accordance with clause 6 of this Agreement or as permitted by paragraph 7 of the Articles of Association.

     18. Authority. Each of the undersigned represents and warrants that he, by his signature below, is duly authorized to execute and deliver this Agreement and the other documents contemplated hereby on behalf of the entity indicated.

     19. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Kingdom of Thailand.

     AS WITNESS this Agreement has been executed the day and year first before written.

                                        HUA KEE COMPANY LIMITED


                                        By:  /s/ Dr. Pichit Nithiwasin
                                             Name:  Dr. Pichit Nithiwasin
                                             Title: Director


                                        FOAMEX ASIA, INC.



                                        By: /s/ George L. Karpinksi
                                            ----------------------------------
                                            Name: George L. Karpinski
                                            Title: Vice President


                                        By: /s/ Pichit Lerttamrab
                                            ----------------------------------
                                            Name: Pichit Lerttamrab


                                        By: /s/ Supachorn Nithiwasin
                                            ----------------------------------
                                            Name: Supachorn Nithiwasin



                                        By: /s/ Orla Nithiwasin
                                            ----------------------------------
                                            Name: Orla Nithiwasin



                                        By: /s/ Pichit Nithiwasin
                                            ----------------------------------
                                            Name: Pichit Nithiwasin



                                        NITHI & ASSOCIATES CO., LTD.

                                        By: /s/ Pichit Nithiwasin
                                            ----------------------------------
                                            Name: Pichit Nithiwasin